Exhibit (10)(k)
ASSOCIATED BANC-CORP
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Restated Effective January 1, 2008

TABLE OF CONTENTS

Page
ARTICLE 1 Establishment of Plan and Purpose	1-1

1.01 Establishment of Plan	1-1

1.02 Purpose of Plan	1-1

ARTICLE 2 Definitions and Construction	2-1

2.01 Definitions	2-1

2.02 Construction	2-3

ARTICLE 3 Eligibility	3-1

3.01 Conditions of Eligibility	3-1

3.02 Commencement of Participation	3-1

3.03 Termination of Participation	3-1

ARTICLE 4 Amount of Benefit	4-1

4.01 Amount of Benefit	4-1

4.02 Vesting	4-1

ARTICLE 5 Distributions	5-1

5.01 Time and Form of Benefits	5-1

5.02 Distribution Election Change	5-1

5.03 Death Benefit	5-1

ARTICLE 6 Administration of the Plan	6-1

6.01 Appointment of Separate Administrator	6-1

6.02 Powers and Duties	6-1

6.03 Records and Notices	6-2

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Page
6.04 Compensation and Expenses	6-2

6.05 Limitation of Authority	6-2

ARTICLE 7 General Provisions	7-1

7.01 Assignment	7-1

7.02 Employment Not Guaranteed by Plan	7-1

7.03 Termination and Amendment	7-1

7.04 Contingency	7-1

7.05 Notice	7-1

7.06 Limitation on Liability	7-2

7.07 Indemnification	7-2

7.08 Headings	7-2

7.09 Severability	7-2

ARTICLE 8 Memorandum Account	8-1

8.01 Nature of Account	8-1

8.02 Credit to Memorandum Account	8-1

8.03 Changes in Memorandum Account	8-1

8.04 Valuation of Memorandum Account	8-2

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ASSOCIATED BANC-CORP
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
INTRODUCTION
          Effective January 1, 1986, Associated Banc-Corp (the “Company”) adopted the Associated Banc-Corp Supplemental Executive Retirement Plan (the “Plan”) to benefit certain of its employees by facilitating the accumulation of funds for their retirement. The Plan was restated in its entirety effective as of January 1, 1996. The Plan was subsequently amended and restated effective January 1, 2008 to comply with section 409A of the Internal Revenue Code (the “Code”).
          This introduction and the following Articles, as amended from time to time, comprise the Plan.
ARTICLE 1
Establishment of Plan and Purpose
          1.01 Establishment of Plan. The Company established the Plan, effective as of January 1, 1986. The Plan was restated in its entirety effective as of January 1, 1996. The Plan was subsequently restated effective January 1, 2008.
          1.02 Purpose of Plan. The Plan is designed to provide a select group of management and highly compensated employees with the benefits they would have received under the Associated Banc-Corp Qualified Plans if not for the limitations of the Code including sections 401(a)(17) and 415. By allowing key management employees to participate in the Plan, the Company expects the Plan to benefit it in attracting and retaining the most capable individuals to fill its executive positions.
               The parties intend that the arrangements described herein be unfunded for tax purposes and for purposes of Title I in the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”).

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ARTICLE 2
Definitions and Construction
          As used herein, the following words shall have the following meanings:
          2.01 Definitions.
               (a) Administrator. The Company or other person or persons selected by the Company pursuant to Article 6 below to control and manage the operation and administration of the Plan.
               (b) Annual Earnings. The total compensation of a Participant as shown on the Participant’s Internal Revenue Service Form W-2, plus (i) any amount contributed by the Company at the election of the Participant to a plan qualifying under sections 125 or 401(k) of the Code, (ii) any amount received as a discretionary bonus from an affiliated entity, (iii) any base salary amounts deferred for the calendar year pursuant to any nonqualified cash or deferred compensation arrangement maintained by the Employer, and (iv) any amount received from a formalized bonus program, including any such bonus deferred to any nonqualified cash or deferred compensation arrangement maintained by the Employer. Annual Earnings does not include (i) distributions received by a Participant from any nonqualified cash or deferred compensation arrangement maintained by the Employer, (ii) imputed income under the Code with respect to excess life insurance contributions, (iii) worker’s compensation payments for time lost, (iv) travel allowances and reimbursements, (v) moving expense reimbursements, (vi) benefits paid pursuant to any qualified plan maintained by the Employer, (vii) imputed income under the Code with respect to employer-owned automobiles, and (viii) income resulting from subsidized purchases made under an employee stock purchase plan maintained by the Company.
               (c) Qualified Plans. The Associated Banc-Corp Retirement Account Plan and the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan.
               (d) Beneficiaries. The spouse or descendants of Participant or any other person designated under the Plan to receive benefits hereunder in the event of a Participant’s death.
               (e) Company. Associated Banc-Corp, a Wisconsin banking corporation and any subsidiary, successor or affiliate which has adopted the Plan and any successor thereto. The board of directors of Associated

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Banc-Corp has authorized the Compensation and Benefits Committee of the board to act on behalf of the Company for purposes of the Plan.
               (f) Employee. An employee of the Company.
               (g) Employment. Employment with the Company.
               (h) Participants. Such management and highly compensated Employees whom the Company identifies as eligible to participate hereunder. Notwithstanding the foregoing, an otherwise eligible Employee may be excluded from participation in the Plan by contract or other agreement between the Company and the Employee.
               (i) Plan. The Associated Banc-Corp Supplemental Executive Retirement Plan, as stated herein and as amended from time to time.
               (j) Plan Year. The period beginning on January 1, 1986 and ending on December 31, 1986, and thereafter each 12-month period beginning on January 1 and ending on each subsequent December 31.
               (k) Trust Agreement. Any instrument executed by the Company and the Trustee fixing the rights and liabilities of each with respect to holding and administering the Trust Fund.
               (l) Trustee. The Trustee or any successor Trustee, appointed by the Company, acting in accordance with the terms of the Trust Agreement.
                    In the absence of a Trust Agreement, the Trustee shall maintain records of Accounts under the Plan and perform such other duties regarding valuation and investment as described in the Plan. The Trustee, or any successor Trustee, shall have the right to resign as Trustee upon thirty (30) days’ prior written notice to the Company (unless the requirement of such notice is waived by the Company). The Company may at any time remove the Trustee upon thirty (30) days’ prior written notice to the Trustee (unless the requirement of such notice is waived by the Trustee). In the event of the resignation or removal of the Trustee, a successor Trustee shall be appointed by the Company.
               (m) Trust Fund. All assets held by the Trustee for the purposes of the Plan in accordance with the terms of the Trust Agreement. The Company may establish such a Trust Fund (known as a “rabbi trust”) for the purpose of accumulating funds to satisfy all obligations incurred by the Company under the Plan.

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          2.02 Construction. The provisions of the Plan shall be construed, administered and enforced in accordance with the applicable federal law including the requirements of Code section 409A and other guidance provided by the Internal Revenue Service and the laws of the State of Wisconsin, as amended from time to time Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall refer to the entire Agreement, not to a particular section. All references to statutory sections shall include the section so identified as amended from time to time or any other statute of similar import. If any provisions of the Code, ERISA or other statutes or regulations render any provisions of this Plan unenforceable, such provision shall be of no force and effect only to the minimum extent required by such law.

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ARTICLE 3
Eligibility
          3.01 Conditions of Eligibility. The Administrator shall, from time to time, specify the management and highly compensated Employees eligible to participate herein, consistent with the guidelines in effect as of the date of selection as determined by the Company from time to time.
          3.02 Commencement of Participation. An individual identified as eligible to participate herein shall commence participation as of the date designated by the Company.
          3.03 Termination of Participation. An individual’s right to defer compensation hereto shall cease as of the earlier of the termination of his Employment or action by the Company removing him from the Employees eligible to participate herein. At that time the Employee become an inactive participant. Notwithstanding, a Participant shall remain a Participant with respect to benefits accrued under the Plan until the Company has satisfied all liabilities under the Plan with respect to the Participant.

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ARTICLE 4
Amount of Benefit
          4.01 Amount of Benefit. A Participant shall accrue an annual benefit under this Plan equal to the excess of the amount the Participant would have accrued under the Qualified Plans.
          4.02 Vesting. A Participant shall be 100% vested in the benefits provided under this Plan after five (5) years of service with the Company, as determined under the Qualified Plans.

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ARTICLE 5
Distributions
          5.01 Time and Form of Benefits.A Participant shall elect the time and form in which his benefits are payable at the time amounts are allocated to the Participant under the Plan. A Participant’s election shall apply to all amounts credited to the Memorandum Account of the Participant for the Plan Year with respect to which the election is made. Any such elections shall be made on forms and in the manner prescribed by the Administrator and shall be irrevocable, except as permitted in section 5.02 of the Plan. Except as otherwise permitted by rules established by the Administrator and applicable law, the distribution election for amounts contributed in a Plan Year must be made prior to commencement of the Plan Year.
               In no event shall distributions to a Participant who receives distributions as a result of a separation from service occur prior to six months after the Participant’s separation from service.
          5.02 Distribution Election Change A Participant may subsequently elect to delay the timing or change the form(s) of distribution elected in accordance with rules established by the Administrator, provided that any subsequent election must be (i) made at least 12 months prior to the date such payment otherwise would have been made, and (ii) the payment with respect to which such election is made is deferred for a period of not less than five years from the date such payment otherwise would have been made.
          5.03 Death Benefit. If a Participant dies prior to the commencement of benefits under the Plan, his Beneficiaries shall receive a lump sum distribution of his accrued benefits under the Plan as soon as administratively feasable following death. . If a Participant dies while receiving benefits from the Plan, the death benefit, if any, payable to his Beneficiaries shall be determined in accordance with the form of distribution selected by the Participant pursuant to section 5.01 of this Plan.

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ARTICLE 6
Administration of the Plan
          6.01 Appointment of Separate Administrator. The Company shall, in writing, appoint a separate Administrator. Any person, including, but not limited to, Employees, shall be eligible to serve as Administrator. Two or more persons may form a committee to serve as Administrator. Persons serving as Administrator may resign by written notice to the Company and the Company may appoint or remove such persons. An Administrator consisting of more than one person shall act by a majority of its members at the time in office, either by vote at a meeting or in writing without a meeting. An Administrator consisting of more than one person may authorize any one or more of its members to execute any document or documents on behalf of the Administrator, in which event the Administrator shall notify the Company of the member or members so designated. The Company shall accept and rely upon any document executed by such member or members as representing action by the Administrator until the Administrator shall file with the Company a written revocation of such designation. No person serving as Administrator shall vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits pursuant to the Plan.
          6.02 Powers and Duties. The Administrator shall administer the Plan in accordance with its terms. The Administrator shall have full and complete authority and control with respect to Plan operations and administration unless the Administrator allocates and delegates such authority or control pursuant to the procedures stated in subsection (b) or (c) below. Any decisions of the Administrator or its delegate shall be final and binding upon all persons dealing with the Plan or claiming any benefit under the Plan. The Administrator shall have all powers which are necessary to manage and control Plan operations and administration including, but not limited to, the following:
               (a) To employ such accountants, counsel or other persons as it deems necessary or desirable in connection with Plan administration. The Company shall bear the costs of such services and other administrative expenses.
               (b) To designate in writing persons other than the Administrator to perform any of its powers and duties hereunder.
               (c) To allocate in writing any of its powers and duties hereunder to those persons who have been designated to perform Plan fiduciary responsibilities.

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               (d) The discretionary authority to construe and interpret the Plan, including the power to construe disputed provisions.
               (e) To resolve all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, questions as to the eligibility or the right of any person to a benefit.
               (f) To adopt such rules, regulations, forms and procedures from time to time as it deems advisable and appropriate in the proper administration of the Plan.
               (g) To prescribe procedures to be followed by any person in applying for distributions pursuant to the Plan and to designate the forms or documents, evidence and such other information as the Administrator may reasonably deem necessary, desirable or convenient to support an application for such distribution.
               (h) To apply consistently and uniformly rules, regulations and determinations to all Participants and beneficiaries in similar circumstances.
          6.03 Records and Notices. The Administrator shall keep a record of all its proceedings and acts and shall maintain all such books of accounts, records and other data as may be necessary for proper plan administration. The Administrator shall notify the Company of any action taken by the Administrator which affects the Trustee’s Plan obligations or rights and, when required, shall notify any other interested parties.
          6.04 Compensation and Expenses. The expenses incurred by the Administrator in the proper administration of the Plan shall be paid from the Company. An Administrator who is an Employee shall not receive any additional fee or compensation for services rendered as an Administrator.
          6.05 Limitation of Authority. The Administrator shall not add to, subtract from or modify any of the terms of the Plan, change or add to any benefits prescribed by the Plan, or waive or fail to apply any Plan requirement for benefit eligibility.

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ARTICLE 7
General Provisions
          7.01 Assignment. No Participant or Beneficiary may sell, assign, transfer, encumber or otherwise dispose of the right to receive payments hereunder. A Participant’s rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s beneficiary.
          7.02 Employment Not Guaranteed by Plan. The establishment of this Plan, its amendments and the granting of a benefit pursuant to the Plan shall not give any Participant the right to continued Employment or limit the right of the Company to dismiss or impose penalties upon the Participant or modify the terms of Employment of any Participant.
          7.03 Termination and Amendment. The Company may at any time and from time to time terminate, suspend, alter or amend this Plan and no Participant or any other person shall have any right, title, interest or claim against the Company, its directors, officers or employees for any amounts, except that Participant shall be vested in his Memorandum Account hereunder as of the date on which the Plan is terminated, suspended, altered or amended and (unless the Company and Participant agree to the contrary) such amount shall (a) continue to fluctuate pursuant to the investment election then in effect and (b) be paid to the Participant or his Beneficiaries at the time and in the manner provided by Article 5 above.
          7.04 Contingency. The Company may apply for private rulings from the United States Department of Labor as to the exemption of the arrangement described herein from the reporting and disclosure requirements of ERISA and from the Internal Revenue Service as to the deductibility from taxable income of benefits paid hereunder or the exclusion of amounts deferred hereunder from the taxable income of Participant until paid. If the Company applies for a private letter ruling from the Department of Labor or Internal Revenue Service and does not receive a satisfactory reply thereto, the Company may deem this Plan terminated, in which event, the parties shall treat all amounts deferred hereunder as immediately payable to the Participants and all parties’ rights and obligations hereunder shall thereupon cease.
          7.05 Notice. Any and all notices, designations or reports provided for herein shall be in writing and delivered personally or by registered or certified mail, return receipt requested, addressed, in the case of the Company, its board of directors or

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Administrator, to the Company’s principal business office and, in the case of a Participant or Beneficiary, to his home address as shown on the records of the Company.
          7.06 Limitation on Liability. In no event shall the Company, Administrator or any Employee, officer or director of the Company incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan.
          7.07 Indemnification. The Company shall indemnify the Administrator and any Employee, officer or director of the Company against all liabilities arising by reason of any act or failure to act unless such act or failure to act is due to such person’s own gross negligence or willful misconduct or lack of good faith in the performance of his duties to the Plan or Trust Fund. Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including attorney and legal fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law. Indemnification shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section. The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent or Employee of the Administrator or as an officer, director or Employee of the Company, and such person’s rights shall inure to the benefit of his heirs and representatives.
          7.08 Headings. All articles and section headings in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions stated thereunder.
          7.09 Severability. Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof. The illegal or invalid provisions shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provisions had never been inserted in this Plan.

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ARTICLE 8
Memorandum Account
          8.01 Nature of Account. Only for the purpose of measuring payments due Participants hereunder, the Company shall maintain on behalf of each Participant a Memorandum Account to which the Company shall credit the amounts described in this Article 8.
               The Memorandum Account hereunder and assets, if any and of any nature, acquired by the Company to measure a Participant’s benefits hereunder shall not constitute or be treated for any reason as a trust for, property of or a security interest for the benefit of, Participant, his Beneficiaries or any other person. Participant and the Company acknowledge that the Plan constitutes a promise by the Company to pay benefits to the Participants or their beneficiaries, that Participants’ rights hereunder are limited to those of general unsecured creditors of the Company and that the establishment of the Plan, acquisition of assets to measure Participant’s benefits hereunder does not prevent any property of the Company from being subject to the rights of all the Company’s creditors.
          8.02 Credit to Memorandum Account. As of the last day of each Plan Year, the Company shall credit to the Memorandum Account of each Participant the amount, if any, accrued in accordance with section 4.01.
          8.03 Changes in Memorandum Account. Each Participant may specify his investment preferences for his Memorandum Account by completing and submitting an Investment Preference Form provided by the Administrator. Final approval of the Participant’s investment selection is within the discretion of the Administrator, and the Trustee. The Participant’s Memorandum Account shall be adjusted to reflect the income and losses and increase or decrease in value experienced by assets as if the amounts were invested according to the Participant’s preferences, subject to final approval by the Administrator and Trustee. A Participant’s Memorandum Account shall also reflect expenses generated by, and related to, the investment choices made in accordance with the Investment Preference Form.
               A Participant may submit a new Investment Preference Form to the Administrator as frequently as may be allowed by the Administrator or a third-party delegate, consistent with any procedures that may be approved by the Company. All elections must be in writing and must be signed by the Administrator.

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          8.04 Valuation of Memorandum Account. Within 90 days after the last day of each Plan Year, the Company shall provide each Participant or his Beneficiaries a statement indicating the balance of his Memorandum Account as of the last day of such Plan Year, reflecting the amount of deferrals, if any, occurring for such year, together with all other changes in value during the Plan Year. Participants who disagree with the information provided in such statements must submit objections, in writing, to the Administrator within 90 days of receipt of such statements.

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